Exhibit 99.1

transcript

MEDIA:	Television
STATION:	CNBC
MARKET:	National Cable
DATE:	09/20/04
TIME:	2:46 PM PT
SHOW:	Kudlow and Cramer
SUBJECT:	Doug Naidus Interview

Jim Cramer, Host:

Can you own a real estate investment trust on a rising interest rate environment on the short end? Answer so far is yes. This is Doug Naidus. He’s Chairman and CEO of Mortgage IT, symbol MHL. Sir, congratulations on your ringing the bell. Before we get started, could you tell us whether the research reports that are out, which say you guys might have a yield as much as ten percent, are accurate?

Doug Naidus, Chairman & CEO, Mortgage IT:

I think that’s right. If you look at the sector, most of the active mortgage REITs are producing yields in that range for business like ours, mortgage at a self-originator, helping to do a little bit better that.

Larry Kudlow, Host:

Well, let me get back to that for a second. I was reading in the press release…weighted average coupe, or WAC, is only 5.4 percent, so you must expect to have a humongous discount although the stock has gone up. Are these residential mortgages you’re talking about? Because I don’t agree…the commercial business the averages are running six percent, thereabouts right now on REITs, that is REIT yields.

Naidus:

That’s right. The first thing you want to remember…

Kudlow:

Where do you get ten percent?

Naidus:

The first thing to remember about our business is we’re all residential, and we’re all adjustable rate mortgages. So these are loans that have a maximum initial term of five years, three to five years, which gives us the opportunity to reset price when we get through the initial payment period and because of that, we can borrow short. So when we look at our borrowing costs, we’re looking at borrowing costs inside of a three-year term, off of very high quality prime, high credit, high credit worthy borrowers. The borrowing costs are extremely low, particularly on the short end of the curve.

Cramer:

Let me understand this. The Federal Reserve were ordered to raise rates say six times in the next year…that would certainly crimp your ability to do this kind of trade, right?

Naidus:

When you think about that, as theorizing interest rates, this steady and pragmatic rise in interest rates we have seen and expect to see continue tomorrow and potentially through the end of the year and next, that’s healthy for a business like ours, because again all of our loans are adjustable rates loans. We’re making adjustable rate loans to consumers where we have the right to reset those consumers’ loan payments. As the rates rise, we reset to the index at the higher rate and maintain our margin.

Kudlow:

I understand that. I just want to go back to this ten percent yield prediction if you will, so-called dividend yield. That’s really the reason you buy a REIT is because the yield is higher than comparable paper and presumably the credit is good. Isn’t the credit of residential mortgages very good? I mean, in some sense better than commercial mortgages. Tell me again why you have to post such a high yield and is that going to be a bit of a crimp on your earnings?

Naidus:

Well, what we do is we take our equity and we leverage it in a prudent fashion. We’ll borrow, we’ll securitize our assets, we’ll borrow against them, and the market really determines our yield, not us. The yield is to our stock price. As you mentioned, our stocks traded up a couple bucks in the last sixty days, and if we continue to meet our objectives, we would expect the market to normalize us to our peers. They’re presuming on a risk adjusted basis that companies like ours ought to pay nine, ten percent. That’s historically, particularly in the last few years with the very wide interest rate spreads, what the guys have been able to pay.

Cramer:

Well, I tell you, we have Mike Farrell on tomorrow from the Annaly Mortgage. Wachovia downgraded the stock to a sell. He does very similar business, very high yield. Just one quick question sir—New York, Connecticut, I know you do a lot of business there in New Jersey, markets remain strong, right?

Naidus:

In fact, though, our business is a national business. Our largest state origination is California. Do a lot of business in Texas, New York, the Midwest, and the Southeast, so it’s a balanced business. And as compared with some other REITs where they’re out in the market buying their product, we are a self-originator. 100 percent of the loans in our portfolio we self-manufacture, lower cost than buying them out.

Kudlow:

Service too? Do you do the servicing for extra yield?

Naidus:

We do.

Kudlow:

Servicing?

Naidus:

That’s right.

Kudlow:

You do? Boy, I’ll tell you, color me stupid, but with servicing and good loans, ten percent, I think it’s terrific. Anyway, Mr. Naidus, thank you very much for coming on.

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